Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and as of and for the three months ended March 31, 2015 and the unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the related notes thereto have been derived by the application of pro forma adjustments based upon the historical financial statements of Builders FirstSource, Inc. (“Builders”) and ProBuild Holdings, Inc. (the “ProBuild Parent”), of which ProBuild Holdings LLC (“ProBuild”) is a wholly-owned subsidiary, after giving effect to the transactions contemplated by the Securities Purchase Agreement dated as of April 13, 2015, by and between Builders, ProBuild and the holders of ProBuild’s securities named as parties thereto (the “ProBuild Acquisition Transactions”), in connection with the acquisition by Builders of all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to certain adjustments (the “ProBuild Acquisition”) and related adjustments described in the following notes, and are intended to reflect the impact of the ProBuild Acquisition Transactions on Builders on a pro forma basis.

On July 31, 2015 (the “Closing Date”), Builders completed the ProBuild Acquisition and the ProBuild Acquisition Transactions. For more information, see Item 2.02 of Builders’ current report on Form 8-K under which this Exhibit 99.2 is filed.

The final terms of the ProBuild Acquisition Transactions will be subject to market conditions and may change materially from the assumptions described in the following unaudited pro forma condensed combined financial information. Changes in assumptions described below with respect to the ProBuild Acquisition Transactions would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including long-term debt and stockholders’ equity, and various components of the unaudited pro forma condensed combined statement of operations, including interest expense and earnings per share. Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

The final purchase price allocation for the ProBuild Acquisition Transactions will be performed after the Closing Date and will depend on final asset and liability valuations, which may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that exist as of the Closing Date. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed, and could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to Builders’ historical consolidated financial information that are (i) directly attributable to the ProBuild Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The differences between the actual valuations and the current estimated valuations used in preparing the unaudited pro forma condensed combined financial information may be material and will be reflected in Builders’ future balance sheets and may affect amounts, including depreciation and amortization expense, which Builders will recognize in its statement of operations following the acquisition. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial position of Builders that would have been reported had the ProBuild Acquisition Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Builders. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that Builders may achieve with respect to combining the companies or costs to integrate the business. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and should be read in conjunction with the audited consolidated financial statements and the notes related thereto for Builders and ProBuild for the years ended December 31, 2012, 2013 and 2014, each of which, for Builders, is included in Builders’ annual reports filed on Form 10-K for the respective years, and for ProBuild, in Exhibit 99.1 to the Builders’ current report on Form 8-K dated May 28, 2015, and the unaudited condensed consolidated financial statements and the notes related thereto for the three months ended March 31, 2014 and 2015 and as of the three months ended March 31, 2015, which, for Builders, are included in Builders’ quarterly report on Form 10-Q for the three months ended March 31, 2015 and, for ProBuild, are included in Exhibit 99.2 to the Builders’ current report on Form 8-K dated May 28, 2015.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet reflects the ProBuild Acquisition Transactions as if they had been consummated on March 31, 2015 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by management in accordance with the acquisition agreement dated April 13, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines Builders’ historical results for the year ended December 31, 2014 with the ProBuild Parent’s historical results for the year ended December 31, 2014 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 combines Builders’ historical results for the three months ended March 31, 2015 with the ProBuild Parent’s historical results for the three months ended March 31, 2015. The unaudited pro forma condensed combined statement of operations gives effect to the ProBuild Acquisition Transactions as if they had been consummated on January 1, 2014.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Builders. These accounting policies are similar in most material respects to those of the ProBuild Parent. Following the ProBuild Acquisition, Builders will perform a more detailed review of the ProBuild Parent’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Three Months Ended March 31, 2015

	Historical					Pro Forma Combined Company
	Builders FirstSource	ProBuild Holdings	Presentation Reclassification	Pro Forma Adjustments	Note Ref
	(in thousands, other than per share amounts)
Statement of Operations Data:
Net sales	$370,986	$913,140	$—	$—		$1,284,126
Cost of sales	287,253	676,286	9,185	388	4(c), 5(a)	973,112

Gross margin	83,733	236,854	(9,185)	(388)		311,014

Operating expenses:
Selling, general and administrative expenses	82,838	247,203	(9,185)	10,152	4(c), 4(d), 5(b)	331,008
Facility closure costs	254	—	—	—	4(d)	254

Total operating expenses	83,092	247,203	(9,185)	10,152		331,262

Income (loss) from operations	641	(10,349)	—	(10,540)		(20,248)

Interest expense	(7,607)	(12,878)	—	(23,937)	5(c)	(44,422)
Interest income	—	—	—	—		—
Other income	—	3,046	—	—		3,046

Income (loss) from continuing operations before income tax	(6,966)	(20,181)	—	(34,477)		(61,624)

Income tax (expense) benefit	(196)	(866)	—	—	5(d)	(1,062)

Loss from continuing operations	(7,162)	(21,047)	—	(34,477)		(62,686)

Income from discontinued operations	92	—	—	—		92

Net loss	(7,070)	(21,047)	—	(34,477)		(62,594)

Basic net Loss per share:
Loss from continuing operations	$(0.07)					$(0.59)
Income (loss) from discontinued operations	—					—

Net loss	$(0.07)					$(0.59)

Diluted net Loss per share:
Loss from continuing operations	$(0.07)					$(0.59)
Loss from discontinued operations	—					—

Net loss	$(0.07)					$(0.59)

Weighted average common shares outstanding:
Basic	98,204			7,468	5(e)	105,672

Diluted	98,624			7,048	5(e)	105,672

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2014

	Historical					Pro Forma Combined Company
	Builders FirstSource	ProBuild Holdings	Presentation Reclassification	Pro Forma Adjustments	Note Ref
	(in thousands, other than per share amounts)
Statement of Operations Data:
Net sales	$1,604,096	$4,478,723	$—	$—		$6,082,819
Cost of sales	1,247,099	3,323,726	35,900	(4,490)	4(a), 5(a)	4,602,235

Gross margin	356,997	1,154,997	(35,900)	4,490		1,480,584

Operating expenses:
Selling, general and administrative expenses	306,508	1,084,052	(47,072)	35,960	4(a), 4(b), 5(b)	1,379,448
Facility closure costs	471	—	11,172	—	4(b)	11,643

Total operating expenses	306,979	1,084,052	(35,900)	35,960		1,391,091

Income (loss) from operations	50,018	70,945	—	(31,470)		89,493

Interest expense	(30,349)	(54,728)	—	(92,889)	5(c)	(177,966)
Interest income	—	3,271	—	—		3,271
Other income	—	6,318	—	—		6,318

Income (loss) from continuing operations before income tax	19,669	25,806	—	(124,359)		(78,884)

Income tax (expense) benefit	(1,111)	(596)	—	—	5(d)	(1,707)

Income (loss) from continuing operations	18,558	25,210	—	(124,359)		(80,591)

Loss from discontinued operations	(408)	—	—	—		(408)

Net income (loss)	18,150	25,210	—	(124,359)		(80,999)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.19					$(0.77)
Loss from discontinued operations	—					—

Net income (loss)	$0.19					$(0.77)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.18					$(0.77)
Loss from discontinued operations	—					—

Net income (loss)	$0.18					$(0.77)

Weighted average common shares outstanding:
Basic	98,050			7,366	5(e)	105,416

Diluted	100,522			5,342	5(e)	105,864

Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2015

	Historical					Pro Forma Combined Company
	Builders FirstSource	ProBuild Holdings	Presentation Reclassification	Pro Forma Adjustments	Note Ref
	(in thousands)
Assets
Current assets:
Cash	$36,837	$15,665	—	$74,878	6(a), 6(g)	$127,380
Accounts receivable, net	157,221	414,558	—	—		571,779
Nontrade receivables	—	—	—	—		—
Inventories	146,824	337,066	—	89,134	6(b), 6(c)	573,024
Other current assets	24,215	21,444	—	4,479	6(d), 6(g)	50,138

Total current assets	365,097	788,733	—	168,491		1,322,321
Net property and equipment	84,734	561,828	—	124,372	6(c)	770,934
Other assets:			—
Goodwill	141,090	1,026,159	—	(840,322)	6(c)	326,927
Intangibles, net	16,657	3,660	—	520,040	6(c)	540,357
Assets held for sale	—	10,016	—	—		10,016
Other assets, net	17,878	3,255	—	43,229	6(d), 6(g)	64,362

Total other assets	175,625	1,043,090	—	(277,053)		941,662

Total assets	$625,456	$2,393,651	—	$15,810		$3,034,917

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$90,737	$292,583	—	—		$383,320
Checks outstanding	—	—	—	—		—
Accrued liabilities	74,083	205,368	—	(6,830)	6(c), 6(g)	272,621
Current maturities of long-term debt and lease obligations	55,076	6,269	—	(49,000)	6(d)	12,345
Deferred income taxes	—	4,069	—	(4,069)	6(g)	—

Total current liabilities	219,896	508,289	—	(59,899)		668,286
Long-term debt, net of current maturities	353,810	1,327,888	—	542,718	6(d)	2,224,416
Deferred income taxes	—	4,176	—	(4,173)	6(g)	3
Other long-term liabilities	17,774	15,662	—	(200)	6(c)	33,236

Total liabilities	591,480	1,856,015	—	478,446		2,925,941
Stockholders’ equity:			—
Common stock	985	5	—	(5)	6(e)	985
Additional paid-in capital	380,934	869,218	—	(769,218)	6(e)	480,934
Retained deficit	(347,943)	(815,485)	—	790,485	6(f)	(372,943)
Noncontrolling interest	—	483,898	—	(483,898)	6(f)	—
Total stockholders’ equity	33,976	537,636	—	(462,636)		108,976

Total liabilities and stockholders’ equity	$625,456	$2,393,651	—	$15,810		$3,034,917

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On April 13, 2015, Builders entered into a Securities Purchase Agreement (the “Agreement”) with ProBuild Holdings LLC, and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Pursuant to the Agreement, Builders will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to working capital adjustments and other adjustments (the “ProBuild Acquisition”).

On July 16, 2015, Builders offered $700,000,000 aggregate principal amount of 10.75% senior notes due 2023 (the “Senior Unsecured Notes”). Concurrently with the issuance of the Senior Unsecured Notes, Builders expects to enter into a new credit agreement governing the terms of a new $600.0 million senior secured term loan facility (the “First Lien Facility”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time, and the terms of an amended and restated senior secured ABL facility with an initial aggregate borrowing capacity of $800.0 million (the “ABL Facility”), with SunTrust Bank, as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time. A portion of the proceeds of the borrowings will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration, to refinance certain of Builders’ existing debt and to pay related fees and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

3.	Accounting Policies

Following the ProBuild Acquisition, Builders will conduct a review of accounting policies of ProBuild in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to the Builders’ accounting policies and classifications. As a result of that review, Builders may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the Unaudited pro forma condensed combined financial information. Builders has completed a preliminary review of accounting policies for purposes of the unaudited pro forma condensed combined financial information. During the preparation of the unaudited pro forma condensed combined financial information, Builders identified a significant difference in accounting policy in regards to accounting for inventory. Builders accounts for the cost of inventory using the weighted average method, the use of which approximates the first-in, first-out method. The ProBuild Parent accounts for the cost of inventory using last-in, first-out method. An adjustment has been made in the unaudited pro forma condensed combined financial information to conform the ProBuild Parent’s inventory cost policy to Builders’.

4.	Reclassifications of Historical ProBuild

The audited combined financial statements of the ProBuild Parent reflect all of the operations of the business to be acquired by Builders. Net liabilities, included in the audited combined financial statements of the ProBuild Parent, not assumed in the acquisition were approximately $644.4 million as described in footnote 6(g). Financial information presented in the “Historical ProBuild” column in the unaudited pro forma condensed combined statement of operations represents the historical combined statement of operations of the ProBuild Parent for the year ended December 31, 2014 and for the three months ended March 31, 2014 and March 31, 2015, respectively. Such financial information has been reclassified or classified to conform to the historical presentation in the Builders’ consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of the ProBuild Parent.

Reclassifications incorporated in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014:

	Before Reclassification	Reclassification Amount	Ref	After Reclassification
Cost of sales	3,323,726	35,900	(a)	3,359,626
Selling, general and administrative	1,084,052	(47,072)	(a),(b)	1,036,980
Facility closure costs	—	11,172	(b)	11,172

Reference:

(a)	Represents reclassification of $35.9 million from “Selling, general and administrative expenses” to “Costs of sales” primarily related to manufacturing overhead, including indirect labor and benefits, rent and facility costs.
(b)	Represents reclassification of $11.2 million from “Selling, general and administrative expenses” to “Facility closure costs” related to facility closures and related overhead.

Reclassifications incorporated in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015:

	Before Reclassification	Reclassification Amount	Ref	After Reclassification
Cost of sales	$676,286	$9,185	(c)	$685,471
Selling, general and administrative	247,203	(9,185)	(c), (d)	238,018
Facility closure costs	—	—	(d)	—

Reference:

(c)	Represents reclassification of $9.2 million from “Selling, general and administrative expenses” to “Costs of sales” primarily related to manufacturing overhead, including indirect labor and benefits, rent and facility costs.
(d)	No facility closure charges were incurred in the three months ended March 31, 2015.

5.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	Historically, the ProBuild Parent reported inventory cost on a last-in, first-out basis. This adjustment conforms the inventory cost basis to first-in, first-out as a decrease to cost of sales of $6.5 million and $0 million for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

Adjustment also represents incremental depreciation of production-related assets of $2.0 million and $0.4 million, based on the fair value of property, plant and equipment, for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

(b)	In accordance with ASC 805, the purchase price of ProBuild will be allocated to the fair value of its assets and liabilities. The fair value of property, plant and equipment was approximately $686.2 million and the fair value of intangible assets was approximately $523.7 million. This adjustment increases selling, general and administrative expenses for incremental depreciation and amortization expense based on the fair value of property, plant and equipment and definite-lived intangible assets acquired as follows:

	Year Ended December 31, 2014
	Net Property and Equipment	Intangible Assets, Net
Preliminary fair value	$686,200	$523,700
Estimated pro forma depreciation and amortization	$70,100	$30,668
Portion attributable to cost of sales	(7,010)	—

Pro forma attributable to selling, general and administrative expenses	63,090	30,668
Historical depreciation and amortization	(48,313)	(9,485)

Incremental depreciation and amortization attributable to selling, general and administrative expenses	$14,777	$21,183

	Three Months Ended March 31, 2015
	Net Property and Equipment	Intangible Assets, Net
Preliminary fair value	$686,200	$523,700
Estimated pro forma depreciation and amortization	$17,525	$7,667
Portion attributable to cost of sales	(1,753)	—

Pro forma attributable to selling, general and administrative expenses	15,772	7,667
Historical depreciation and amortization	(12,300)	(988)

Incremental depreciation and amortization attributable to selling, general and administrative expenses	$3,472	$6,679

Depreciable property and equipment is expected to be amortized on a straight-line basis over an estimated average useful life of 7 years. Intangible assets are expected to be amortized on a straight-line basis over estimated useful lives of 15—20 years.

(c)	To consummate the ProBuild Acquisition, Builders expects to enter into a $600.0 million First Lien Term Facility and $800.0 million ABL Facility, of which, $295.0 million is expected to be drawn on the date of the ProBuild Acquisition (excluding certain adjustments which may result from changes to working capital and any additional amounts required to pay down the Builders’ existing revolver), and to issue up to $700.0 million of Senior Unsecured Notes. Interest on the First Lien Term Facility and ABL Facility will be variable, while interest on the Senior Unsecured Notes will be fixed. Borrowings made in connection with the ProBuild Acquisition Transactions reflect an assumed weighted average interest rate of approximately 7.3%. The following pro forma adjustment to the unaudited pro forma condensed combined statement of operations is shown below.

Year Ended December 31, 2014
Interest expense on financing incurred in connection with the ProBuild Acquisition Transactions at 7.3%	$119,507
Interest expense on ProBuild capital leases	20,982
Reverse interest expense recorded in ProBuild’s historical results	(54,728)
Reverse interest expense recorded in the Builders’ historical results related to the existing revolver	(1,283)
Amortization of deferred financing costs and original issue discount recorded in connection with the ProBuild Acquisition Transactions	8,411

Total pro forma adjustment to interest expense	$92,889

Three Months Ended March 31, 2015
Interest expense on financing incurred in connection with the ProBuild Acquisition Transactions at 7.3%	$29,877
Interest expense on ProBuild capital leases	5,245
Reverse interest expense recorded in ProBuild’s historical results	(12,878)
Reverse interest expense recorded in Builders’ historical results related to the existing revolver	(410)
Amortization of deferred financing costs and original issue discount recorded in connection with the ProBuild Acquisition Transactions	2,103

Total pro forma adjustment to interest expense	$23,937

Builders estimates the weighted average interest rate on the new debt incurrence to be approximately 7.3%. A hypothetical 1/8% increase or decrease in the expected weighted average interest rate on financing incurred in connection with the Transactions, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on Builders’ financing by approximately $2.6 million annually.

(d)	For purposes of this unaudited pro forma combined financial data, the United States federal statutory tax rate of 35% has been used for all periods presented and then the income tax benefit has been fully reserved given the historical operating losses of Builders. This rule does not reflect Builders’ effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Builders.

(e)	Basic and diluted earnings per share calculations are computed using the two-class method and are based on Builders’ historical basic and diluted weighted-average shares plus the new shares issued as part of the ProBuild Acquisition. The ProBuild Acquisition is estimated to include the issuance of $100.0 million new equity at an assumed price of $13.39 per share (which was the closing price of the Builders’ common stock as of July 24, 2015), or approximately 7.5 million shares. The number of shares to be issued will vary based on a number of factors including the equity offering price. The incremental common shares used in the pro forma earnings per share calculations differ from the 7.5 million shares issued for the ProBuild Acquisition. The difference reflects the change in pro forma weighted average shares outstanding after giving effect to the pro forma net loss and the pro forma share issuance.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)	Cash reflects an increase of $91.0 million according to the following acquisition sources and uses:

Sources of funds:
ABL Facility	$295,000
First Lien Facility	600,000
Senior Unsecured Notes	700,000
New Common Equity	100,000

Total sources of funds	$1,695,000

Use of funds:
Cash paid to Sellers at closing	$1,071,832
Paydown of ProBuild historical debt	390,282
Paydown of other ProBuild liabilities	4,093
Paydown of the Builders’ existing revolver	55,000
Transaction costs	25,000
New debt issuance costs and original issuance discount	57,750
Excess cash	91,043

Total use of funds	$1,695,000

(b)	Reflects the increase to inventory of $52.2 million to align ProBuild’s last-in, first-out inventory cost method to Builders’ first-in, first-out inventory cost method.

(c)	The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by management of the ProBuild purchase price to identifiable tangible and intangible net assets acquired and the excess purchase price to goodwill.

Under the acquisition method of accounting, the total estimated purchase price is allocated to ProBuild’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary estimate of the purchase consideration for ProBuild, adjustment to the historical book value for net assets not acquired and the allocation of the purchase price to acquired identifiable assets and assumed liabilities.

Preliminary purchase consideration		$1,625,000
Less estimated working capital adjustment		(71,910)
Less other purchase price adjustments		(86,882)

Adjusted preliminary purchase consideration		$1,466,208
Historical book value of net assets acquired
Book value of ProBuild’s historical net assets as of March 31, 2015	$537,636
Net liabilities not assumed	644,387
Historical book value of net assets to be acquired	1,182,023
Plus inventory FIFO to LIFO adjustment	52,200
Plus paydown of ProBuild historical debt	390,282
Plus paydown of other ProBuild liabilities	4,093
Less historical goodwill	(1,026,159)
Less historical intangibles	(3,660)

Adjusted value of net assets to be acquired		598,779

Excess purchase price over net assets		867,429
Adjustments to reflect preliminary fair value of assets acquired
Write off ProBuild deferred financing costs	(3,414)
Inventories	36,934
Property, plant & equipment	124,372
Other intangibles, net—definite lived	523,700

Preliminary fair value adjustments		681,592

Estimated goodwill		$185,837
Historical goodwill		$(1,026,159)
Estimated goodwill		185,837

Pro forma goodwill adjustment		$(840,322)

The purchase price allocation for the ProBuild Acquisition includes values assigned to certain specific identifiable intangible assets aggregating approximately $523.7 million. The trade name related intangible assets are valued at $254.7 million, which was determined by estimating the present value of future royalty costs that will be avoided due to Builders’ ownership of the trade names acquired. The customer-related intangible is valued at $269.0 million, which was determined by estimating the present value of expected future net cash flows derived from such customers.

Inventories are increased to their estimated fair value, which represents an amount equivalent to estimated selling prices less distribution related costs and a normative selling profit. This inventory adjustment is expected to be fully recognized in cost of sales in the first three months after the transaction. We expect this step-up in basis and amortization of this amount to have a negative effect on gross margins until fully recognized.

Upon closing, the purchase consideration will be adjusted for working capital levels and other adjustments as stipulated in the purchase agreement.

Upon completion of the fair value assessment, Builders anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.

(d)	The adjustments to debt are comprised of the following:

Current Portion of Long Term Debt:
Current portion of First Lien Facility	$6,000
Paydown of existing revolver	(55,000)
Net change in current maturities of long term debt	$(49,000)
Long Term Debt:
Non-current portions of First Lien Facility, ABL Facility and the Senior Unsecured Notes	$1,583,000
Paydown of ProBuild historical debt	(390,282)
ProBuild historical debt not assumed	(650,000)

Net change in long term debt	$542,718

Deferred financing fees of $52.2 million have been recorded, with $7.5 million classified as other current assets and $44.7 million classified as non-current assets. The proceeds from the First Lien Facility have been reduced by a $6.0 million original issue discount, which is presented as a reduction of the outstanding balance on the First Lien Term Loan on the balance sheet.

Deferred financing fees incurred in relation to the First Lien Facility, ABL Facility and Senior Unsecured Notes will be amortized over the contractual term of such respective facilities. Amounts related to the original issue discount will be amortized over the contractual term of the First Lien Facility.

Deferred financing fees of $3.4 million relating to ProBuild’s previous credit facility have been eliminated from other current assets ($2.2 million) and other assets, net ($1.2 million) with a corresponding decrease to retained earnings. No adjustment has been made to the unaudited pro forma condensed combined statements of operations for these costs as they are non-recurring.

(e)	Adjustment eliminates ProBuild’s common stock and additional paid in capital of $869.2 million and reflects the issuance of new equity of $100.0 million related to the ProBuild Acquisition.

(f)	Represents the elimination of ProBuild’s retained deficit of $815.5 million and estimated transaction fees expected to be incurred related to the ProBuild Acquisition of $25.0 million. Also represents the elimination of ProBuild’s non-controlling interest of $483.9 million.

(g)	Net liabilities not assumed primarily consist of long term debt and related accrued interest, cash, income tax receivables, and deferred tax liabilities included in the following captions in the ProBuild Parent’s financial statements.

	Amount	Line Item Impacted
Cash	$15,665	Cash
Income tax receivable	918	Other current assets
Related party receivable	210	Other assets, net

Assets not acquired	16,793
Accrued interest	2,938	Accrued liabilities
Deferred taxes payable—current	4,069	Deferred income taxes
Deferred taxes payable—long term	4,173	Deferred income taxes
Long term debt	650,000	Long term debt, net of current maturities

Liabilities not assumed	661,180
Net liabilities not assumed	$(644,387)